CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" and "Experts" in the Prospectus and Information Statement and on page 1 in the Statement of Additional Information in the Registration Statement (Form N-14 No. 2-85229) of Neuberger & Berman Income Funds, and to the incorporation by reference of our reports dated December 5, 1997 on Neuberger & Berman Limited Maturity Bond Fund and Neuberger & Berman Ultra Short Bond Fund, two of the series comprising Neuberger & Berman Income Funds, and on Neuberger & Berman Limited Maturity Bond Portfolio and Neuberger & Berman Ultra Short Bond Portfolio, two of the series comprising Income Managers Trust, included in the 1997 Annual Report to Shareholders of Neuberger & Berman Income Funds.


                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP


Boston, Massachusetts
December 22, 1997